Exhibit 23

Consent of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

K-V Pharmaceutical Company

Bridgeton, Missouri

We hereby consent to the incorporation by reference in the Registration Statements (Nos. 33-44927, 333-00199, 333-48252, 333-85516 and 333-178612) on Form S-8 and the Registration Statements (Nos. 333-87402 and 333-106294) on Form S-3 of K-V Pharmaceutical Company (the “Company”) of our report dated June 14, 2012 relating to the consolidated financial statements and of our report dated June 14, 2012, related to the effectiveness of the Company’s internal control over financial reporting which appear in this Annual Report on Form 10-K for the year ended March 31, 2012.

Our report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

Chicago, Illinois

June 14, 2012